UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 9, 2014

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 9, 2014, Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”), entered into an agreement (the “Employment Agreement”) with Robert G. Goldstein pursuant to which Mr. Goldstein will serve as the Company’s President and Chief Operating Officer.  Mr. Goldstein, 59, has served as the Company’s Executive Vice President and President of Global Gaming Operations since January 2011 and as LVSC’s Executive Vice President since July 2009 and its Senior Vice President since August 2004.  He was the Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) from December 1995 until July 2009.

On January 1, 2015 (the “Effective Date” of the Employment Agreement), the prior employment agreement between the Company and Mr. Goldstein, dated as of January 1, 2011 and modified as of March 7, 2012, will terminate.

Pursuant to the Employment Agreement, Mr. Goldstein will have such powers, duties and responsibilities as are generally associated with his office and will report directly to the Company’s Chief Executive Officer.  The Employment Agreement expires on December 31, 2019 (the “Initial Term”), and may only be extended upon the mutual written agreement of both the Company and Mr. Goldstein.

Under the Employment Agreement, Mr. Goldstein will receive an annual base salary of $3,250,000.  He also will be eligible to receive an annual bonus, with a target bonus of 100% of his base salary, subject to the achievement of performance targets to be established by the Company’s Compensation Committee.  On December 9, 2014, Mr. Goldstein was granted an option to purchase 2,250,000 shares of LVSC common stock under the Company’s 2004 Equity Award Plan.  The options will vest as follows:  250,000 on December 9, 2015, 350,000 on December 9, 2016, 400,000 on December 9, 2017, 250,000 on December 9, 2018, and 1,000,000 on December 31, 2019.  The options will expire on December 8, 2024.

Mr. Goldstein will be entitled to receive perquisites and employee benefits generally made available to the Company’s other similarly situated senior executives and employees.  Mr. Goldstein also will be entitled to use of a private jet for business and personal use.

In the event that Mr. Goldstein’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Goldstein will be entitled to receive:  (i) his base salary through the date of termination of employment; (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company.

In the event that Mr. Goldstein’s employment is terminated by the Company without Cause (and other than due to death or Disability (as defined in the Employment Agreement)), Mr. Goldstein will be entitled to receive:  (i) continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term); (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company.

Mr. Goldstein may terminate his employment with the Company due to a Change in Control (as defined in the Employment Agreement), provided that his termination date is not earlier than 12 months following the Change in Control. In the event that Mr. Goldstein terminates his employment with the Company due to a Change in Control, then he will be entitled to receive (at the end of the 12-month period),  (i) all accrued and unpaid base salary and bonus(es) through the date of termination; (ii) a lump sum payment of two times his base salary; (iii) accelerated vesting of all outstanding equity awards; and (iv) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination.

Upon a Change in Control, Mr. Goldstein will be able to exercise his outstanding unvested options  and sell any shares of outstanding unvested stock; provided that the after-tax proceeds of such exercise and/or sale shall be held by the Company in escrow until the first anniversary of such Change in Control (or, if earlier, the termination of Mr. Goldstein’s employment by the Company without Cause, or Mr. Goldstein’s termination of his employment for Good Reason or the termination of his employment because of death or Disability), subject to his continued employment through such date (and if he is not continuously employed by the Company through such date, then the after tax proceeds shall be forfeited upon the termination of employment).

In the event Mr. Goldstein’s employment with the Company is terminated due to his death or Disability, Mr. Goldstein or his estate, as the case may be, shall be entitled to receive:  (i) continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term), less certain insurance proceeds; (ii) accelerated vesting of the portion of the 2012 Restricted Stock Award that would have vested during the 12-month period following the date of termination had Mr. Goldstein remained employed during such period; (iii) in the event his employment terminates during the 2019 calendar year, accelerated vesting of a pro-rata portion of the stock option grant awarded pursuant to the Employment Agreement; (iv) reimbursement for expenses incurred, but not paid prior to such termination of employment; and (v) such other compensation and benefits as may be provided in applicable plans and programs of the Company.

Capitalized terms used in this Report and not defined are used as defined in the Employment Agreement.

On December 11, 2014, LVSC issued a press release announcing Mr. Goldstein’s appointment as the Company’s President and Chief Operating Officer.  The press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated December 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 11, 2014

LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Executive Vice President & Global General Counsel